Exhibit 99-1

Astec Industries, Inc.
1725 Shepherd Road  | Chattanooga, TN  37421  | Phone (423) 899-5898  | Fax (423) 899-4456

News Release

ASTEC INDUSTRIES REPORTS THIRD QUARTER 2015 RESULTS

CHATTANOOGA, Tenn. (October 20, 2015) - Astec Industries, Inc. (Nasdaq:  ASTE) today reported results for their third quarter ended September 30, 2015.

Net sales for the third quarter of 2015 were $211.4 million compared to $220.2 million for the third quarter of 2014, a 4% decrease.  Earnings for the third quarter of 2015 were $2.3 million or $0.10 per diluted share compared to $1.9 million or $0.08 per diluted share in the third quarter of 2014, an increase of 25%.

Domestic sales increased 10% to $156.3 million for the third quarter of 2015 compared to $142.6 million for the third quarter of 2014.  International sales decreased 29% to $55.1 million for the third quarter of 2015 compared to $77.6 million for the third quarter of 2014.

Net sales for the first nine months of 2015 were $768.1 million compared to $736.1 million for the first nine months of 2014, a 4% increase.  Earnings for the first nine months of 2015 were $29.2 million or $1.26 per diluted share compared to $26.0 million or $1.12 per diluted share in the first nine months of 2014, a 12% increase.

Domestic sales increased 12% to $562.0 million for the first nine months of 2015 compared to $502.7 million for the first nine months of 2014.  International sales were $206.1 million for the first nine months of 2015 compared to $233.4 million for the first nine months of 2014, a 12% decrease.

The Company's domestic backlog decreased 1%, from $189.2 million at September 30, 2014 to $187.5 million at September 30, 2015.  The international backlog at September 30, 2015 was $58.1 million compared to $105.8 million at September 30, 2014 for a decrease of 45%.  Total backlog decreased 17% to $245.6 million at September 30, 2015 from $295.0 million at September 30, 2014.

Consolidated financial information for the quarter and nine months ended September 30, 2015 and additional information related to segment revenues and profits are attached as addenda to this press release.

Commenting on the announcement, Benjamin G. Brock, President and Chief Executive Officer, stated, "We were pleased to improve our earnings by 25% in the third quarter versus the third quarter of last year, especially given the current headwinds we are facing, including low oil prices, the global mining slow down, the strong U.S. Dollar, and the absence of a long-term highway bill in the United States."

Mr. Brock continued, "Low oil prices have hurt our Energy Group sales.  The mining slowdown has hurt our Aggregate and Mining Group sales.  The strong U.S. Dollar has hurt our international sales and the lack of a long-term highway bill has hurt all of our groups."

Mr. Brock concluded, "Despite these headwinds, our year-to-date revenues are up 4% and our year-to-date earnings are up 12% versus last year.  We have accomplished these increases through a variety of efforts, but two that stand out are our new product offerings that have allowed us to secure many of the orders we have shipped this year and our lean manufacturing initiatives which have improved margins and earnings.  We remain committed to new product releases in each of our groups in order to earn more business moving ahead.  Eventually the headwinds will subside and we will be well positioned to take advantage when they do."

Investor Conference Call and Web Simulcast
Astec will conduct a conference call on October 20, 2015, at 10:00 A.M. Eastern Time to review its September 30, 2015 results as well as current business conditions.  The number to call for this interactive teleconference is (877) 407-9210.  International callers should dial (201) 689-8049.   Please reference Astec Industries.

The company will also provide an online Web simulcast and rebroadcast of the conference call.  The live broadcast of Astec's conference call will be available online at the Company's website:  www.astecindustries.com/conferencecalls. An archived webcast will be available for 90 days at www.astecindustries.com.

A replay of the conference call will be available through midnight on Tuesday, November 3, 2015 by dialing (877) 660-6853, or (201) 612-7415 for international callers, Account #286, Conference ID# 13622090.  A transcription of the conference call will be made available under the Investor Relations section of the Astec Industries, Inc. website within 5 business days after the call.

Astec Industries, Inc. is a manufacturer of specialized equipment for asphalt road building; aggregate processing; oil, gas and water well drilling; and wood processing.  Astec's manufacturing operations are divided into three primary business segments:  road building and related equipment (Infrastructure Group); aggregate processing and mining equipment (Aggregate and Mining Group); and equipment for the extraction and production of fuels, biomass production, and water drilling equipment (Energy Group).

The information contained in this press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) regarding the future performance of the Company, including statements about the effects on the Company from low oil prices, the global mining slow down, the strong U.S. Dollar, and the absence of a long-term highway bill in the United States.  These forward-looking statements reflect management's expectations and are based upon currently available information, and the Company undertakes no obligation to update or revise such statements.  These statements are not guarantees of performance and are inherently subject to risks and uncertainties, many of which cannot be predicted or anticipated.  Future events and actual results, financial or otherwise, could differ materially from those expressed in or implied by the forward-looking statements.  Important factors that could cause future events or actual results to differ materially include:  general uncertainty in the economy, oil and liquid asphalt prices, rising steel prices, decreased funding for highway projects, the relative strength/weakness of the dollar to foreign currencies, production capacity, general business conditions in the industry, demand for the Company's products, seasonality and cyclicality in operating results, seasonality of sales volumes or lower than expected sales volumes, lower than expected margins on custom equipment orders, competitive activity, tax rates and the impact of future legislation thereon, and those other factors listed from time to time in the Company's reports filed with the Securities and Exchange Commission, including but not limited to the Company's annual report on Form 10-K for the year ended December 31, 2014.

For Additional Information Contact:
Benjamin G. Brock
Chief Executive Officer
Phone: (423) 867-4210
Fax: (423) 867-4127
E-mail: bbrock@astecindustries.com
 or
David C. Silvious
 Vice President and Chief Financial Officer
Phone: (423) 899-5898
Fax: (423) 899-4456
 E-mail: dsilvious@astecindustries.com
or
Stephen C. Anderson
Vice President, Director of Investor Relations & Corporate Secretary
Phone: (423) 899-5898
Fax: (423) 899-4456
E-mail: sanderson@astecindustries.com

Astec Industries, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	Sept 30	Sept 30
	2015	2014
Assets
Current assets
Cash and cash equivalents	$13,985	$13,820
Investments	1,834	1,903
Receivables, net	105,226	108,844
Inventories	384,531	370,436
Prepaid expenses and other	50,398	36,629
Total current assets	555,974	531,632
Property and equipment, net	170,508	190,395
Other assets	60,805	66,554
Total assets	$787,287	$788,581
Liabilities and equity
Current liabilities
Accounts payable - trade	$46,406	$53,034
Other current liabilities	91,568	97,059
Total current liabilities	137,974	150,093
Non-current liabilities	36,919	40,139
Total equity	612,394	598,349
Total liabilities and equity	$787,287	$788,581

Astec Industries, Inc.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended Sept 30		Nine Months Ended Sept 30
	2015	2014	2015	2014
Net sales	$211,350	$220,157	$768,141	$736,086
Cost of sales	166,212	176,896	594,724	573,890
Gross profit	45,138	43,261	173,417	162,196
Selling, general, administrative & engineering expenses	41,023	38,867	128,136	122,539
Income from operations	4,115	4,394	45,281	39,657
Interest expense	505	193	1,222	375
Other	844	860	3,212	2,410
Income before income taxes	4,454	5,061	47,271	41,692
Income taxes	2,162	3,145	18,070	15,734
Net income attributable to controlling interest	$2,292	$1,916	$29,201	$25,958

Earnings per Common Share
Net income attributable to controlling interest
Basic	$0.10	$0.08	$1.27	$1.14
Diluted	$0.10	$0.08	$1.26	$1.12

Weighted average common shares outstanding
Basic	22,943	22,830	22,930	22,813
Diluted	23,121	23,109	23,118	23,103

Astec Industries, Inc.
Segment Revenues and Profits
For the three months ended September 30, 2015 and 2014
(in thousands)
(unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate	Total
2015 Revenues	85,625	80,549	45,176	-	211,350
2014 Revenues	78,698	88,177	53,282	-	220,157
Change $	6,927	(7,628)	(8,106)	-	(8,807)
Change %	8.8%	(8.7%)	(15.2%)	-	(4.0%)

2015 Gross Profit	16,104	19,226	9,794	14	45,138
2015 Gross Profit %	18.8%	23.9%	21.7%	-	21.4%
2014 Gross Profit	11,367	21,604	10,277	13	43,261
2014 Gross Profit %	14.4%	24.5%	19.3%	-	19.7%
Change	4,737	(2,378)	(483)	1	1,877

2015 Profit (Loss)	2,116	3,790	1,941	(6,853)	994
2014 Profit (Loss)	520	6,806	2,789	(7,137)	2,978
Change $	1,596	(3,016)	(848)	284	(1,984)
Change %	306.9%	(44.3%)	(30.4%)	4.0%	(66.6%)

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Three months ended September 30
	2015	2014	Change $
Total profit for all segments	$994	$2,978	$(1,984)
Recapture (elimination) of intersegment profit	964	(1,212)	2,176
Net loss attributable to non-controlling interest	334	150	184
Net income attributable to controlling interest	$2,292	$1,916	$376

Astec Industries, Inc.
Segment Revenues and Profits
For the nine months ended September 30, 2015 and 2014
(in thousands)
(unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Corporate	Total
2015 Revenues	336,768	285,790	145,583	-	768,141
2014 Revenues	296,074	287,976	152,036	-	736,086
Change $	40,694	(2,186)	(6,453)	-	32,055
Change %	13.7%	(0.8%)	(4.2%)	-	4.4%

2015 Gross Profit	74,292	70,182	28,912	31	173,417
2015 Gross Profit %	22.1%	24.6%	19.9%	-	22.6%
2014 Gross Profit	59,135	70,722	32,309	30	162,196
2014 Gross Profit %	20.0%	24.6%	21.3%	-	22.0%
Change	15,157	(540)	(3,397)	1	11,221

2015 Profit (Loss)	29,472	25,441	2,805	(29,154)	28,564
2014 Profit (Loss)	21,124	27,065	7,659	(27,578)	28,270
Change $	8,348	(1,624)	(4,854)	(1,576)	294
Change %	39.5%	(6.0%)	(63.4%)	(5.7%)	1.0%

Segment revenues are reported net of intersegment revenues. Segment gross profit is net of profit on intersegment revenues. A reconciliation of total segment profits to the Company's net income attributable to controlling interest is as follows (in thousands):

	Nine months ended September 30
	2015	2014	Change $
Total profit for all segments	$28,564	$28,270	$294
Elimination of intersegment profit	(32)	(2,468)	2,436
Net loss attributable to non-controlling interest	669	156	513
Net income attributable to controlling interest	$29,201	$25,958	$3,243

Astec Industries, Inc.
Backlog by Segment
September 30, 2015 and 2014
(in thousands)
(unaudited)
	Infrastructure Group	Aggregate and Mining Group	Energy Group	Total
2015 Backlog	145,073	68,110	32,432	245,615
2014 Backlog	135,895	80,978	78,156	295,029
Change $	9,178	(12,868)	(45,724)	(49,414)
Change %	6.8%	(15.9%)	(58.5%)	(16.7%)